Exhibit 10.1

SIXTH AMENDMENT

TO LOAN AND SECURITY AGREEMENT

THIS SIXTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) entered into as of this 9th day of March, 2018 is by and among MANITEX INTERNATIONAL, INC., a Michigan corporation (“Manitex International”), MANITEX, INC., a Texas corporation (“Manitex”), MANITEX SABRE, INC., a Michigan corporation (“Sabre”), BADGER EQUIPMENT COMPANY, a Minnesota corporation (“Badger”), CRANE AND MACHINERY, INC., an Illinois corporation (“Crane and Machinery”), CRANE AND MACHINERY LEASING, INC., an Illinois corporation (“Crane and Machinery Leasing”), and MANITEX, LLC, a Delaware limited liability company (“Manitex LLC”; together with Manitex International, Manitex, Sabre, Badger, Crane and Machinery, and Crane and Machinery Leasing, collectively, the “Borrowers”), CIBC BANK, USA, formerly known as The PrivateBank and Trust Company (in its individual capacity, “CIBC Bank”), as administrative agent and sole lead arranger (in such capacity, “Administrative Agent”), and the lenders party thereto (the “Lenders”).

W I T N E S S E T H:

WHEREAS, Administrative Agent, Lenders, and Borrowers are party to that certain Loan and Security Agreement dated as of July 20, 2016, as amended by that certain First Amendment to Loan and Security Agreement dated as of August 4, 2016, that certain Consent and Second Amendment to Loan and Security Agreement dated as of September 30, 2016, that certain Third Amendment to Loan and Security Agreement dated as of November 8, 2016, that certain Fourth Amendment to Loan and Security Agreement dated as of February 10, 2017, and that certain Fifth Amendment to Loan and Security Agreement dated as of April 26, 2017 (as amended hereby and as the same may be from time to time further amended, supplemented or otherwise modified, the “Agreement”); and

WHEREAS, Administrative Agent, Lenders and Borrowers desire to enter into this Amendment to, among other items, (i) consent to the intercompany loan utilizing proceeds of the Revolving Loan Commitment from Manitex International to The PM Group S.p.A., a company organized under the laws of Italy (“PM Group”), on or about December 20, 2017 in the amount of $1,500,000 (the “Initial PM Group Loan”), (ii) waive certain Events of Default caused by the reclassification of certain revenue previously recognized in the fiscal year ended December 31, 2016 which has been moved to and recognized in the fiscal year ended December 31, 2017, (iii) consent to the sale by Manitex International of all of its equity interests in ASV Holdings, Inc., a Delaware corporation (“ASV”) the proceeds of which will be utilized to initially repay outstanding Revolving Loans and subsequently transfer all or a portion of such remaining proceeds to PM Group, structured as an additional equity investment or intercompany loan to PM Group by Manitex; and (iv) otherwise amend the Agreement in accordance with the terms herein.

NOW, THEREFORE, for and in consideration of the premises and mutual agreements herein contained and for the purposes of setting forth the terms and conditions of this Amendment, the parties, intending to be bound, hereby agree as follows:

1.    Incorporation of the Agreement. All capitalized terms which are not defined hereunder shall have the same meanings as set forth in the Agreement, and the Agreement, to the extent not inconsistent with this Amendment, is incorporated herein by this reference as though the same were set forth in its entirety. To the extent any terms and provisions of the Agreement are inconsistent with the amendments set forth in Section 2 below, such terms and provisions shall be deemed superseded hereby. Except as specifically set forth herein, the Agreement shall remain in full force and effect and its provisions shall be binding on the parties hereto.

2.    Consent and Waivers. Subject to the satisfaction of the conditions precedent set forth in Section 4 hereof, and the covenants set forth in Section 5 hereof:

(a)    Administrative Agent and the Lenders hereby waive any Default or Event of Default that may have occurred under (i) Section 13.1, Section 13.2, Section 13.4, Section 13.6 or Section 13.9 of the Agreement as a result of the SVW Transaction and the restatement of the consolidated financial statements of Manitex for the quarters ended March 31, June 30 and September 30, 2016, year ended December 31, 2016, and quarters ended March 31 and June 30, 2017 (the “Financial Restatement”), (ii) Section 13.6 with respect to the Initial PM Group Loan, (iii) Section 14.2 of the Agreement to the extent that such Financial Restatement resulted in a failure by Manitex to achieve Adjusted EBITDA of at least $1,200,000 for the twelve month period ended December 31, 2016, (iv) Section 13.4 with respect to the sale by Manitex International of all of its equity interests in ASV (the “ASV Sale”), the proceeds of which will be utilized to repay outstanding Revolving Loans, and (v) Section 13.6 with respect to an additional Investment by Manitex International into PM Group to be structured as an intercompany loan; provided that no other Default or Event of Default exists and Borrowers have at least $5,000,000 of Excess Availability before and after giving effect to such additional Investment utilizing proceeds from the ASV Sale (collectively, the “Waivers”).

(b)    The foregoing Waivers are expressly limited to the transactions described above in this Section 2 and shall not be deemed or otherwise construed to constitute a waiver of any other Default or Event of Default, whether or not similar to the transactions described above in this Section 2. Administrative Agent and the Lenders have granted the Waivers set forth in this Section 2 in this particular instance and in light of the facts and circumstances that presently exist, and the grant of such Waivers shall not constitute a course of dealing or impair Administrative Agent’s or any Lender’s right to withhold any similar waiver or otherwise declare any other Default or Event of Default in the future.

3.    Amendment of the Agreement.

(a)    The definition of the terms “EBITDA” and “Fixed Charges” appearing in Section 1.1 of the Agreement are hereby amended and restated to read as follows:

EBITDA shall mean, without duplication, with respect to any period, Borrowers’ (i) net income after Taxes for such period (excluding any after-tax gains or losses on the sale of assets (other than the sale of Inventory in the ordinary course of business) and excluding other after-tax extraordinary gains or losses), plus (ii) taxes, plus (iii) Interest Expense (whether paid or accrued), plus (iv) income tax expense (whether paid or accrued), plus (v) depreciation, plus (vi) amortization (including amortization of goodwill, debt issuance costs and amortization and any non-cash impairment of intangibles) for such period, plus

(vii) upon approval by Administrative Agent, any fees, expenses or other costs incurred in connection with the sale of any Subsidiary, plus (viii) any other non-cash charges or gains which have been subtracted in calculating net income after Taxes for such period (including stock-based compensation), plus (ix) management fees received in cash not to exceed $500,000 per Fiscal Year, plus (x) non-cash stock and other non-cash expenses approved by the Administrative Agent during the quarter incurred for the Fiscal Year ended December 31, 2017 and (y) one-time extraordinary expenses in an amount not to exceed $675,000 incurred during the calendar quarter ended December 31, 2017.

Fixed Charges shall mean for any period, without duplication, (i) all scheduled payments of principal paid in cash during the applicable period with respect to all indebtedness of Borrowers, for borrowed money (excluding all principal payments made on indebtedness on the Closing Date), plus (ii) all scheduled payments of principal paid in cash during the applicable period with respect to all Capital Lease obligations of Borrowers paid in cash, plus (iii) all scheduled payments of interest paid in cash during the applicable period with respect to all indebtedness of Borrowers for borrowed money including Capital Lease obligations, plus (iv) all dividends or other distributions by Manitex to equityholders of Manitex during the applicable period, plus (v) payments during the applicable period paid in cash in respect of income or franchise taxes of Borrowers. Notwithstanding the foregoing, all scheduled payments of interest set forth above shall exclude all interest payments incurred in connection with the SVW Transaction.

(b)    The definition of the term “LIBOR Rate” appearing in Section 1.1 of the Agreement is hereby amended by deleting the last sentence of such definition, which reads as follows: “If at any time the LIBOR Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.”

(c)    The definition of the terms “Additional PM Group Investment”, “ASV”, “Initial PM Group Loan”, “PM Group” and “SVW Transaction” are hereby added to Section 1.1 of the Agreement to read in their entirety as follows:

Additional PM Group Investment shall mean that certain additional investment by Manitex International to PM Group, utilizing proceeds from the sale by Manitex International of all of its equity interests in ASV; provided, however, that prior to making any such loan or other advance to PM Group, no Default or Event of Default shall have occurred and the Borrowers shall have at least $5,000,000 of Excess Availability before and after giving effect to such loan or advance.

ASV means ASV Holdings, Inc., a Delaware corporation.

Initial PM Group Loan means that certain Intercompany Loan from Manitex International to PM Group on or about December 20, 2017 in the amount of $1,500,000.

PM Group means The PM Group S.p.A., a company organized under the laws of Italy.

SVW Transaction means the net sale of approximately 29 cranes to S.V.W. Crane Equipment Company which revenue was recognized in 2016 and subsequently deferred to match the final delivery dates of such cranes during the fiscal year ended 2017 resulting in a restatement of the Company’s financial statements for the fiscal year ended 2016.

(d)    Section 13.6(l) of the Agreement is hereby amended and restated to read as follows:

(l)    Except with respect to the Initial PM Group Loan and the Additional PM Group Investment, Investments made by Borrowers in any Foreign Subsidiary; provided that in each case, (i) no Default or Event of Default shall exist before and after giving effect to such Investment; (ii) the amount of such Investment shall not exceed $1,000,000 in the aggregate; (iii) no more than one (1) Investment may be made in each calendar quarter; and (iv) each such Investment shall be returned to the applicable Borrower within sixty (60) days of the date each such Investment is made;

4.    Delivery of Documents. The following documents and other items shall be delivered concurrently with this Amendment:

(i)    this Amendment;

(ii)    such other documents and certificates as Administrative Agent shall reasonably request; and

(iii)    payment of an amendment fee of $50,000, which amount shall be fully earned, payable and non-refundable as of the date hereof.

5.    Representations, Covenants and Warranties; No Default. Borrowers hereby represent and warrant to Administrative Agent as of the date hereof as follows:

(a)    The execution and delivery of this Amendment and the performance by Borrowers of their obligations hereunder are within Borrowers’ powers and authority, have been duly authorized by all necessary corporate action and do not and will not contravene or conflict with the organizational documents of Borrowers;

(b)    The Agreement (as amended by this Amendment) and the other Loan Documents constitute legal, valid and binding obligations enforceable in accordance with their terms by Administrative Agent against Borrowers, and Borrowers expressly reaffirm and confirm each of their obligations under the Agreement (as amended by this Amendment) and each of the other Loan Documents. Borrowers further expressly acknowledge and agree that Administrative Agent has a valid, duly perfected, first priority and fully enforceable security interest in and lien against each item of Collateral except as otherwise set forth in the Agreement. Borrowers agree that they shall not dispute the validity or enforceability of the Agreement (as it was stated before and after this Amendment) or any of the other Loan Documents or any of its respective obligations thereunder, or the validity, priority, enforceability or extent of Administrative Agent’s security interest in or lien against any item of Collateral, in any judicial, administrative or other proceeding;

(c)    No consent, order, qualification, validation, license, approval or authorization of, or filing, recording, registration or declaration with, or other action in respect of, any governmental body, authority, bureau or agency or other Person is required in connection with the execution, delivery or performance of, or the legality, validity, binding effect or enforceability of, this Amendment;

(d)    The execution, delivery and performance of this Amendment by Borrowers does not and will not violate any law, governmental regulation, judgment, order or decree applicable to Borrowers and does not and will not violate the provisions of, or constitute a default or any event of default under, or result in the creation of any security interest or lien upon any property of Borrowers pursuant to, any indenture, mortgage, instrument, contract, agreement or other undertaking to which any Borrower is a party or is subject or by which any Borrower or any of its real or personal property may be bound;

(e)    The representations, covenants and warranties set forth in Section 11 of the Agreement shall be deemed remade as of the date hereof by Borrowers, except that any and all references to the Agreement in such representations and warranties shall be deemed to include this Amendment. No Event of Default has occurred and is continuing and no event has occurred and is continuing which, with the lapse of time, the giving of notice, or both, would constitute such an Event of Default under the Agreement; and

(f)    Manitex shall cause the net proceeds arising from the sale of any equity interests in ASV Holdings, Inc. (successor in interest to A.S.V. LLC) to be used solely to repay any amounts then outstanding under the Loans, and to subsequently make an additional investment in the PM Group structured as an intercompany loan or additional equity investment.

6.    Fees and Expenses. The Borrowers agree to pay on demand all costs and expenses of or incurred by Administrative Agent, including, but not limited to, legal fees and expenses, in connection with the evaluation, negotiation, preparation, execution and delivery of this Amendment.

7.    Effectuation. The amendments to the Agreement contemplated by this Amendment shall be deemed effective immediately upon the full execution of this Amendment and without any further action required by the parties hereto. There are no conditions precedent or subsequent to the effectiveness of this Amendment.

8.    Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. A facsimile or other electronic signature to this Amendment shall be deemed an original signature hereunder.

[SIGNATURE PAGES FOLLOW]

Signature Page to Sixth Amendment to Loan and Security Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Sixth Amendment to Loan and Security Agreement as of the date first above written.

BORROWERS:	MANITEX INTERNATIONAL, INC., a Michigan corporation
MANITEX, INC., a Texas corporation
MANITEX SABRE, INC., a Michigan corporation
BADGER EQUIPMENT COMPANY, a Minnesota corporation
CRANE AND MACHINERY, INC., an Illinois corporation
CRANE AND MACHINERY LEASING, INC., an Illinois corporation
MANITEX, LLC, a Delaware limited liability company

By: /s/ Steven K. Kiefer
Name: Steven K. Kiefer
Title: President & COO

Signature Page to Sixth Amendment to Loan and Security Agreement

ADMINISTRATIVE AGENT AND LENDER:	CIBC BANK, USA, as Administrative Agent and a Lender

	By:	/s/ Todd Bernier
Todd Bernier, Managing Director